Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement Nos. 333-135838 and 333-39096 on Form S-3, Amendment No. 2 to Registration Statement Nos. 333-110241 and 333-110234 on Form S-3, Post-Effective Amendment No. 1 and Post Effective Amendment No. 4 to Registration Statement No. 333-109902 on Form S-3, Registration Statement Nos. 333-39526, 333-56557, 333-73003 and 333-70514 on Form S-8, Amendment No. 1 to Registration Statement No. 333-114981 on Form S-4 and Post-Effective Amendment No. 1 to Registration Statement No. 333-35005 on Form S-8 of our reports dated March 29, 2007, relating to the consolidated financial statements and financial statement schedule of Primus Telecommunications Group, Incorporated and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s adoption of a new accounting standard) and management’s report on the effectiveness of internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Primus Telecommunications Group, Incorporated and subsidiaries for the year ended December 31, 2006.

Deloitte & Touche LLP

McLean, Virginia

March 29, 2007